EXHIBIT 10.21

Compensation Arrangements

       On April 1, 2009, the Registrant’s Compensation Committee determined that the performance of the organization in 2008 (as measured by the adjusted operating ratio) did not meet the criteria established by the Frozen Food Express Industries, Inc. 2005 Stock Incentive Plan and that no cash bonuses or restricted stock bonus awards would be paid to the Named Executive Officers, as indicated in the table below.

Executive Name and Position	Cash Bonus	Restricted Stock Bonus	Restricted Stock Shares
Stoney M. Stubbs, Jr., President and Chief Executive Officer	$-	$-	-
S. Russell Stubbs, Senior Vice President and Chief Operations Officer	$-	$-	-
Thomas G. Yetter, Senior Vice President and Chief Financial Officer	$-	$-	-